Exhibit 99.1

BILL OF SALE

This Bill of Sale (this “Bill of Sale”), dated as of October 2, 2007 (the “Effective Date”) by and between GAMI, LLC, a Florida limited liability company (“Acquiror”), and Inverted Paradigm Corp., a Delaware corporation (“Transferor”).

Recitals;

A. TRANSFEROR desires to sell the rights to Silent-Sword Software and issue 750,000 shares of 100-for-l post-split stock of IVPC and ACQUIROR agrees to purchase said software and stock for the purchase price of $ 150,000 (the “Agreement”). The terms and conditions set forth herein, for the transfer by Transferor and purchase by Acquiror of the Software, known as “Silent-Sword”, all patents, pending patent, intellectual properties, rights to, software code, etc., to be all inclusive of material and intangible aspects Silent-Sword in which the Acquiror can operate the software, of Transferor as set forth in the Agreement and 750,000 shares of IVPC Common Stock Post-Split of 100- for-l. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

B. The assets being sold by Transferor and purchased by Acquiror include, but are not limited to, all of Transferor’s tangible and intangible property used in the Business of Silent-Sword (the “Purchased Assets”) as set forth in the Agreement and 750,000 shares of IVPC Common Stock post-split.

C. Acquiror desires to obtain all right, title and interest in and to any and all of the Purchased Assets.

D. This Bill of Sale is being executed and delivered in order to affect the transfer of the Purchased Assets to Acquiror, as provided in the Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor agree as follows:

1. Assignment. Transferor hereby sells, grants, conveys, bargains, transfers, assigns and delivers to Acquiror, and to Acquiror’s successors and assigns, all of Transferor’s rights, titles and interests, legal and equitable, throughout the world, in and to the Purchased Assets, to have and to hold the same forever. This is a transfer and conveyance by Transferor to Acquiror of good and marketable title to the Purchased Assets, free and clear of all encumbrances. Subject to the conditions and limitations contained in the Agreement, Transferor hereby covenants and agrees to warrant and defend title to the Purchased Assets against any and all claims whatsoever to the extent represented and warranted to in the Agreement.

2. Further Assurances. Transferor agrees that it will, at Acquiror’s request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and assurances as may be considered by Acquiror, its successors and assigns, to be necessary or proper to better effect the sale, conveyance, transfer, assignment, assurance, confirmation and delivery of ownership of the Purchased Assets to Acquiror, or to aid and assist in collecting and reducing to the possession of Acquiror, any and all Purchased Assets.

4. Amendment or Termination; Successors and Assigns. This Bill of Sale may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Bill of Sale shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

5. No Third Parties. Nothing in this Bill of Sale, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Acquiror and Transferor, their successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Acquiror and Transferor, their successors and assigns.

6. Construction. This Bill of Sale, being further documentation of a portion of the conveyances, transfers and assignments provided for in and by the Agreement, neither supersedes, amends, or modifies any of the terms or provisions of the Agreement nor does it expand upon or limit the rights, obligations or warranties of the parties under the Agreement. In the event of a conflict or ambiguity between the provisions of this Bill of Sale and the Agreement, the provisions of the Agreement will be controlling.

7. Governing Law. The rights and obligations of the parties under this Bill of Sale will be construed under and governed by the internal laws of the State of Florida (regardless of its or any other jurisdiction’s conflict-of-law provisions), with venue in Brevard County, Florida.

8. Counterparts. This Bill of Sale may be executed by facsimile in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the Effective Date.

ACQUIROR:		TRANSFEROR

GAMI, LLC		INVERTED PARADIGM CORP

By:	/s/ Michael W. Hawkins	By:	/s/ Chris Trina
Name:	Michael W. Hawkins	Name:	Chris Trina
Title:	Managing Member	Title:	Chief Executive Officer